Exhibit 99.1

FOR IMMEDIATE RELEASE

MMRGlobal & Defendants in Patent Suits Amenable to Settlement Talks in
Federal Appellate Mediation Program

LOS ANGELES, CA (February 9, 2015) - MMRGlobal, Inc. (OTCQB: MMRF), through its wholly owned subsidiary, MyMedicalRecords, Inc. (collectively, "MMR"), today announced that in their respective Docketing Statements filed with the Court of Appeals for the Federal Circuit, MMR, WebMD and Quest Diagnostics confirmed that they would  participate in an Appellate Mediation Program at the United States Court of Appeals for the Federal Circuit.  On February 5, 2015, WebMD and Quest Diagnostics filed their respective Docketing Statements that they were amenable to mediation by the Appellate Mediation Program.  In the filings, WebMD and Quest Diagnostics acknowledged that past settlement negotiations with MMR had occurred following the orders which are the subject of the appeal, and both agreed that mediation may assist in the efficient resolution of the matters.  Although assignment to mediation is at the discretion of the Circuit Executive, once selected, participation in the mediation program is mandatory.  The assignment to mediation is not confidential, however, the substance of any settlement talks or mediation is confidential and may not be disclosed by any participant.

The Company also announced that it plans to report significantly higher revenue from retailers in its fourth quarter ended December 31, 2014, exceeding total fourth quarter revenues from all sources in the prior year. In addition, the Company previously announced that 2014 would be its biggest year since inception.

MMR is currently appealing (Case Nos. 2:13-CV-02538, 2:13-CV-07285 & 2:13-CV-03560 consolidated as 2:13-CV-00631) to the United States Court of Appeals for the Federal Circuit. In MMR's January 28, 2015 Docketing Statement in the appeal, it stated it was amenable to entry into the Appellate Mediation Program because "[]the underlying district court orders were issued prior to the Supreme Court's [January 20, 2015] ruling in Teva Pharm. USA, Inc. v. Sandoz, Inc., [574 U.S. ___], 2015 U.S. Dist. Lexis 628 (2015), which directly contradicts the district court's orders."

MMR is a leading provider of secure and easy-to-use Personal Health Records through its MyMedicalRecords PHR, and MMRPro document management and imaging systems for healthcare professionals. The Company also offers the MyEsafeDepositBox solution which provides an online site to securely store important legal, financial, insurance and other important documents as well as medical and personal health information. MMR's health IT patent portfolio, which dates back to filings in 2005, currently consists of 13 issued U.S. patents including U.S. Patent Nos. 8,301,466; 8,352,287; 8,352,288; 8,121,855; 8,117,646; 8,117,045; 8,321,240; 8,498,883; 8,626,532, 8,645,161; 8,725,537; 8,768,725 and 8,775,212, as well as additional applications and continuation applications involving inventions pertaining to Personal Health Records, Patient Portals and other Electronic Health Record systems. In addition to the U.S., MMR has patents issued, pending and/or applied for in 11 other countries or regional authorities of commercial interest including Australia, Singapore, New Zealand, Mexico, Japan, Canada, Hong Kong, China, South Korea, Israel and Europe.

Although the Company's primary focus is as a provider and licensor of health information technology products and services, it has a growing list of patents related to cancer- fighting anti-CD20 monoclonal antibodies under the title, "Antibodies and Methods For Making and Using Them," issued in the U.S., Mexico, Australia and South Korea with patents pending in the U.S., Australia, Brazil, Canada, China, Hong Kong, India, Europe, Japan and Korea. The Company also holds additional patents pertaining to a B-cell idiotype vaccine worldwide.

About MMRGlobal, Inc.
MMRGlobal, Inc., through its wholly-owned operating subsidiary, MyMedicalRecords, Inc., provides secure and easy-to-use online Personal Health Records ("PHRs") and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, financial institutions, retail pharmacies, and professional organizations and affinity groups. The MyMedicalRecords PHR enables individuals and families to access their medical records and other important documents, such as birth certificates, passports, insurance policies and wills, anytime from anywhere using the Internet. MyMedicalRecords is built on proprietary, patented technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMRPro, is designed to give physicians' offices an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients in real time through an integrated patient portal. Through its merger with Favrille, Inc. in January 2009, the Company acquired intellectual property biotech assets that include anti-CD20 antibodies and data and samples from its FavId™/Specifid™ vaccine clinical trials for the treatment of B-Cell Non-Hodgkin's lymphoma. To learn more about MMRGlobal, Inc. visit www.mmrglobal.com. View demos and video tutorials of the Company's products and services at www.mmrtheater.com.

Forward-Looking Statements
All statements in this release that are not strictly historical facts are "forward-looking statements." Such forward-looking statements are based on MMR's current assumptions, beliefs and expectations, and involve risks, uncertainties and other factors that may cause MMR's actual results to be materially different from any results expressed or implied by such forward-looking statements. Some can be identified by the use of words such as "expect," "plan," "possibility," "offer," "if," "negotiate," "when," "believe," "will," "estimate," "continue," and similar expressions. Risks, uncertainties, and other factors that could cause or contribute to such differences include, but are not limited to: ongoing and future intellectual property enforcement actions; the ability to successfully litigate or settle claims of patent infringement; MMR's ability to develop, license and monetize its patent and the additional patents in the portfolio for both MMR's health IT and biotechnology IP assets; reliance upon the successful operations of its business partners in selling MMR's products and services, the timing of milestone payments in connection with licensing its IP; MMR's ability to obtain necessary financing, generate sufficient cash flow, and maintain appropriate indebtedness; and the increasing development of market competition in the area of personal and electronic health records. These factors and others are described in more detail in MMR's public filings with the Securities and Exchange Commission, including the risks discussed in the "Risk Factors" section in MMR's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these reports can be found on MMR's website (www.mmrglobal.com) under the heading "Investor Relations." MMR is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

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CONTACT:

Michael Selsman
Public Communications Co.
(310) 922-7033
 ms@publiccommunications.biz